Exhibit 99.1

CTG Reports 2017 Fourth Quarter and Full Year Results

•	Actions Taken in 2017 Provide Strong Foundation for Successful Achievement of Three-Year Strategic Plan, Including Significant Revenue and Profitability Growth by End of 2019

•	Fourth Quarter Revenue, Operating Margin and non-GAAP EPS All At or Above Midpoint of Guidance

•	Recently Closed Strategic, Accretive Acquisition in France to Broaden European Footprint and Further Diversify Revenue Sources

•	Continued Aggressive Share Repurchases - Approximately 9% of Outstanding Shares to Date

•	Announced Intent to Commence Cash Tender Offer to Repurchase Up to Additional 10% of Shares

•	Expects 2018 Revenue of $340-360 Million and GAAP EPS of $0.25-$0.37, non-GAAP EPS of $0.30-$0.42

•	Implemented Innovative Equity-Based Compensation to Senior Management; Vesting Based Upon Significant Increase in Share Price, Aligning Interests with Shareholders

•	Eliminated Non-Employee Director Cash Compensation; Exclusively Equity-Based Compensation

BUFFALO, N.Y., February 20, 2018 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced its financial results for the fourth quarter and full year ended December 31, 2017.

Fourth Quarter Financial Summary

•	Revenue was $74.6 million, above the midpoint of guidance

•	Revenue excluding three largest staffing clients increased 11.3% year-over-year

•	Revenue in Europe increased 18.9% year-over-year, excluding favorable currency translation

•	GAAP net loss was ($419,000) or ($0.03) per share

•	Recognized $1.7 million, or $0.11 per diluted share, non-cash charge related to new U.S. tax law; expected to benefit from lower tax rate in 2018 and beyond

•	Recognized $0.02 per diluted share non-taxable gain from life insurance proceeds

•	Non-GAAP earnings were $0.06 per diluted share, at midpoint of guidance, excluding the non-cash tax charge and the life insurance gain

CEO Comments on Financial Results and Progress on Strategic Growth Initiatives

“CTG finished the year with a solid performance, as fourth quarter revenue, operating margin and non-GAAP earnings per share all met or exceeded the midpoint of our guidance provided in October,” commented Bud Crumlish, CTG President and CEO. “While 2017 was challenging, the significant actions we undertook to realign our business and build the right foundation for successful achievement of our three-year plan leave us confident in our ability to achieve the goals we set for year-end 2019. These actions included several high-profile hires in newly created sales leadership roles which are transforming our approach to marketing and development and which are already paying off in new client wins. At the same time, we are focused on improving profitability through disciplined cost management, diversifying our contract mix, pursuing higher margin opportunities, and increasing our market share penetration in areas where we already have a strong foothold. Looking ahead to 2018, we are excited about our ability to leverage the investments we made to drive profitable growth.”

“The Board and management of CTG remain committed to creating sustainable value for shareholders through improved operational performance, accretive strategic acquisitions, and aggressive share repurchases. We have repurchased 9% of our outstanding shares over the past sixteen months, and recently announced plans to launch a tender offer to repurchase up to an additional 10%. We have also put in place innovative equity-based compensation plans which ensure that the interests of the board and senior management are closely aligned with those of the Company’s shareholders.”

Three-Year Strategic Plan Update

CTG has made significant progress on its three-year strategic plan to foster growth, profitability and increase shareholder value as the guidance for 2018 includes revenue ranging from $340 to $360 million, GAAP diluted earnings per share (EPS) ranging from $0.25 to $0.37, and non-GAAP diluted EPS ranging from $0.30 to $0.42. The plan, announced in early 2017, established financial performance targets to be reached by year-end 2019, including:

•	Annual revenue of $400 million

•	Operating margin ranging from 3.0% to 3.5%

•	Diluted EPS between $0.45 and $0.55

The plan outlines a series of objectives designed to drive fundamental improvement in specific areas of the business, including business development, healthcare, Europe, staffing, solutions offerings and cost structure. Specific achievements against those objectives include:

Advancing Operational Excellence and Strengthening Financial Approach

•	Added several key executives to bolster CTG’s business development team and enhance its effectiveness across the organization as part of the Company’s intense focus on expanding solutions offerings. The hires included Jeff Gerkin as executive vice president of sales for North America, in December; Rob Barras as vice president of sales for CTG’s North America healthcare business, in October; and Susan Tidswell as a vice president of sales to lead the North American strategic staffing business, in February 2018.

•	Expanding the selling and delivery of existing solutions across all lines of business. The ONE CTG program establishes a company-wide framework that encourages pervasive collaboration across the organization, including: the cross-selling of staffing and solutions offerings to both new and existing clients; Application Advantage is a hybrid offering combining several existing services into a single comprehensive solution designed to maximize the value, efficiency, and cost-effectiveness of application services. Since introducing Application Advantage last May, we have secured over 10 engagements for application management-related services across multiple end markets.

•	Maintaining disciplined cost management and limiting or reducing fixed costs over the last year, including the optimization of certain underutilized resources in selective areas, the consolidation of CTG’s chief financial officer and treasurer positions into a single role, and the consolidation of all Buffalo-based employees into a single building.

Diversifying and Driving Revenue Growth

•	Entering into new client engagements, demonstrating the Company’s ability to convert its robust pipeline of opportunities. These included:

•	an electronic health record implementation with a major North American hospital system with multi-state operations;

•	a two-year project with a well-recognized patient portal for a large university medical center;

•	a multi-year engagement supporting documentation and regulatory compliance with a refinery which is part of one of the world’s largest energy companies, and

•	a contract with a large public university system which is a new end market for the Company.

•	Expanding relationships with current clients to maximize organic opportunities, including selection by the Company’s largest client as a preferred provider for incremental business from a new division, and adding incremental business with a large client in a new geography.

•	Renewing the contract with the Company’s largest client for two additional years, now with an expiration date of December 31, 2019.

•	Announcing last week the acquisition of Soft Company, a French company with digital service offerings, immediately positioning CTG to leverage its proven platform and success in Europe by accelerating entry into France – an attractive and growing adjacent market and a new market for CTG.

Continuing to Review and Improve Corporate Governance

•	Refreshing two-thirds of the Board of Directors, adding four of the six current directors since November 2015, including a director with significant IT services experience. These directors have provided crucial oversight and business insight, and have been instrumental to the Company’s progress toward executing its three-year strategic plan.

•	Implementing innovative equity-based compensation program for both 2018 and 2017 grants to the senior leadership team to directly align management interests with shareholders. To earn the full award, the Company’s share price must increase by 100% in the three-year period from the date of grant. To earn any shares, the Company’s stock price must increase by 50% during the three-year period from the date of grant, in which case half the award will vest.

•	Modifying non-employee director compensation in the fourth quarter of 2017, effective on January 1, 2018 to eliminate cash compensation and provide compensation exclusively in CTG shares to further align interests with shareholders.

Diligent, Shareholder Value Enhancing Capital Management Execution

•	Repurchasing $7.3 million of shares since the start of the current authorization in November 2016 (9% of outstanding shares) returning significant capital to CTG shareholders – with 1,169,000 shares repurchased for $6.1 million in 2017, of which 252,000 shares were repurchased for $1.3 million during the fourth quarter.

•	Announcing last week the intent to launch in the near future a cash tender offer for up to 10% of the Company’s outstanding shares. Upon the successful closing of the tender offer, CTG will have repurchased approximately 19% of outstanding shares over the last 17 months.

•	Diligently deploying capital for M&A activity with the acquisition of Soft Company.

Mr. Crumlish commented, “We made a number of meaningful investments during the year that will continue to drive growth and operational improvement and we expect to see greater financial progress in 2018, as reflected by our guidance, measured against our three-year financial performance targets.”

Consolidated Fourth Quarter Results

John M. Laubacker, CTG’s Chief Financial Officer, commented, “The momentum we gained in the fourth quarter was impressive, and it continued in 2018 with the addition of Soft Company, as this acquisition creates a dynamic expansion of our business in Western Europe. We also have high expectations for the many investments we made in the business in 2017 and early in 2018 to drive growth and operating improvement throughout the coming year without the need for significant additional investments, as reflected in our revenue and earnings guidance. We are already seeing the returns on our investments in early 2018. It is a very exciting time for CTG.”

Revenue in the 2017 fourth quarter was $74.6 million, compared with $74.0 million in the third quarter of 2017 and $77.5 million in the fourth quarter of 2016. The decrease in year over year revenue primarily reflects weaker demand from the Company’s largest staffing clients, offset in part by the strength in CTG’s European business. Foreign currency translation benefited revenue in the fourth quarter by approximately $1.9 million, compared with a benefit of $1.0 million in the third quarter of 2017 and a negative impact of $0.4 million in the fourth quarter of 2016.

Direct costs in the fourth quarter of 2017 were $59.5 million, or 79.7% of revenue, compared with $61.0 million, or 82.4% of revenue, in the third quarter and $62.6 million, or 80.8% of revenue, in the fourth quarter of 2016. Direct costs in the third quarter of 2017 included $1.2 million in additional and unexpected costs associated with the Company’s self-insured medical plan.

SG&A expense in the fourth quarter of 2017 was $13.7 million, compared with $12.6 million in the third quarter and $13.1 million in the 2016 fourth quarter.

Operating income in the 2017 fourth quarter was $1.5 million, or 2.0% of revenue compared with $0.4 million, or 0.6% of revenue, in the third quarter, including the $1.2 million in additional medical costs. Operating income in the fourth quarter of 2016 was $1.7 million, or 2.2% of revenue.

GAAP net loss in the fourth quarter of 2017 was ($419,000), or ($0.03) per share, and included, net of tax, a $1.7 million, or $0.11 per diluted share, write down of deferred tax assets to reflect a lower future federal tax rate under the recently enacted Tax Cuts and Jobs Act, and a non-taxable gain of $386,000 or $0.02 per diluted share, on the proceeds from a life insurance policy on a former CTG executive. Non-GAAP net income was $865,000, or $0.06 per diluted share, excluding the write down related to tax legislation and the life insurance gain. GAAP net income in the third quarter of 2017 was $40,000, or $0.00 per diluted share. Non-GAAP net income in the third quarter was $0.7 million, or $0.05 per diluted share, excluding $0.7 million, net of tax, of increased medical costs. GAAP net income in the fourth quarter of 2016 was $1.1 million, or $0.07 per share.

CTG’s effective income tax rate in the fourth quarter of 2017 was 122.9%, compared with 86.6% in the third quarter and 28.8% in last year’s fourth quarter. The effective tax rate was higher than normal in the fourth quarter due to the tax-related charge offset slightly by the non-taxable insurance gain. The third quarter rate was unusually high due primarily to a change in the accounting for unusable tax benefits from equity-based compensation.

Consolidated Full Year Results

For the full year 2017, revenue was $301.2 million, compared with $324.9 million in 2016. Favorable currency translation benefited revenue in 2017 by $1.4 million, whereas negative currency translation impacted revenue by $0.6 million in 2016. Direct costs in 2017 were $245.1 million, or 81.4% of revenue, compared with $265.7 million, or 81.8% of revenue in 2016. SG&A expense in 2017 was $52.1 million compared with $55.2 million in 2016, which included $1.5 million in severance-related charges.

Operating income for the full year 2017 was $3.9 million compared with a 2016 operating loss of ($33.3) million, which included goodwill impairment and severance-related charges of $38.8 million. GAAP net income for 2017 was $806,000, or $0.05 per diluted share, which included the $0.11 per share charge related to the new tax law, the $0.02 per share life insurance gain, severance charges of $0.03 per share, and $0.05 per share of unusual medical costs, compared with a net loss of ($34.6) million in 2016, or ($2.22) per diluted share, which included $2.45 in goodwill impairment and severance-related charges.

Balance Sheet

Cash and short-term investments at December 31, 2017 were $11.2 million, and the Company had $4.4 million in long-term debt. Days sales outstanding were 86 days in the fourth quarter of 2017, compared with 85 days in the fourth quarter of 2016.

CTG consolidated its Buffalo-based employees into its headquarters building in 2017 and on February 2, 2018, the Company closed on the $1.8 million sale of the vacated building. CTG expects to record a gain of $0.1 million in the first quarter of 2018.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting and facilitating ongoing operating decisions, as well as measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely to its internal measurement processes and are reflective of the Company’s core operating results.

Specifically, the non-GAAP information for the fourth quarter of 2017 as presented excludes the charge related to the reduction in future federal income tax rates and gain on life insurance proceeds that the Company believes are not indicative of its core operating results. The non-GAAP information for the 2017 full year excludes the charge related to the reduction in future federal income tax rates, the gain in life insurance proceeds, additional medical costs incurred in the third quarter and severance-related charges incurred in the second quarter.

The reconciliation of GAAP to non-GAAP information for the fourth quarter ended December 31, 2017 is as follows:

	Operating	Operating	Net Income/	Diluted
(in Millions, except EPS)	Income	Margin	(Loss)	EPS
GAAP results	$1.5	2.0%	$(0.4)	$(0.03)
Change related to tax law change	—	0.0%	1.7	0.11
Gain on life insurance proceeds	—	0.0%	(0.4)	(0.02)

Non-GAAP results	$1.5	2.0%	$0.9	$0.06

The reconciliation of GAAP to non-GAAP information for the 2017 full year includes:

	Operating	Operating	Net Income/	Diluted
(in Millions, except EPS)	Income	Margin	(Loss)	EPS
GAAP results	$3.9	1.3%	$0.8	$0.05
Severance-related charges	0.8	0.3%	0.5	0.03
Additional, unusual medical costs	1.2	0.4%	0.7	0.05
Change related to tax law change	—	0.0%	1.7	0.11
Gain on life insurance proceeds	—	0.0%	(0.4)	(0.02)

Non-GAAP results	$5.9	2.0%	$3.3	$0.22

Guidance and Outlook

CTG provided the following GAAP guidance for the 2018 first quarter and full year:

	2018 First Quarter Guidance	2018 Full Year Guidance
Revenue	$77 to $82 million	$340 to $360 million
Diluted EPS	$0.02 to $0.04	$0.25 to $0.37

CTG provided the following non-GAAP guidance for diluted EPS for the 2018 first quarter and full year:

	2018 First Quarter Guidance	2018 Full Year Guidance
Diluted EPS	$0.05 to $0.07	$0.30 to $0.42

Acquisition related expenses are excluded from non-GAAP guidance for diluted EPS.

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-877-369-5230 and enter the conference ID number, 0426079##. The call will also be webcast from CTG’s website at http://www.ctg.com.

A replay of the call will be available between 2:00 p.m. Eastern Time on February 20, 2018, and 11:59 p.m. Eastern Time on February 23, 2018, by dialing 1-855-912-6519. The webcast will also be archived on CTG’s website in the events and presentations section for approximately 90 days following completion of the conference call.

About CTG

CTG (NASDAQ: CTG) provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2018 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, uncertainty as to the number of shares purchased in the tender offer, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Soft Company business and retain its clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2016 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Additional Information for Investors

This communication is for informational purposes only, is not a recommendation to buy or sell Computer Task Group, Incorporated (“CTG”) common stock, and does not constitute an offer to buy or the solicitation to sell shares of CTG common stock. The tender offer described in this communication has not yet commenced, and there can be no assurances that CTG will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that CTG expects to file with the Securities and Exchange Commission upon commencement of the tender offer. Under the terms of the tender offer and SEC rules, CTG may in its sole discretion elect to accept additional shares of up to 2% of the number of outstanding shares. SHAREHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Once the tender offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that CTG will be filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Additional copies of these materials may be obtained for free by contacting CTG at 800 Delaware Avenue, Buffalo, New York 14209, Attn: Investor Relations, or Georgeson LLC, the information agent for the tender offer, at (800) 676-0194.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2017	2016	2017	2016
Revenue	$74,644	$77,492	$301,210	$324,893
Direct costs	59,476	62,639	245,127	265,711
Selling, general and administrative expenses	13,657	13,140	52,139	55,200
Goodwill impairment charge	—	—	—	37,329

Operating income (loss)	1,511	1,713	3,944	(33,347)
Insurance Proceeds	390	—	390
Other expense, net	(70)	(107)	(277)	(189)

Income (loss) before income taxes	1,831	1,606	4,057	(33,536)
Provision for income taxes	2,250	463	3,251	1,102

Net income (loss)	$(419)	$1,143	$806	$(34,638)

Net income (loss) per share:
Basic	$(0.03)	$0.07	$0.05	$(2.22)

Diluted	$(0.03)	$0.07	$0.05	$(2.22)

Weighted average shares outstanding:
Basic	14,777	15,614	15,055	15,593
Diluted	14,777	15,707	15,324	15,593

Cash dividend declared per share	$—	$—	$—	$0.18

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31,	December 31,
	2017	2016
Current Assets:
Cash and cash equivalents	$11,170	$9,407
Accounts receivable, net	68,920	71,355
Other current assets	3,438	2,010

Total current assets	83,528	82,772

Property and equipment, net	6,996	5,863
Cash Surrender Value	31,547	30,143
Other assets	5,564	8,137

Total Assets	$127,635	$126,915

Current Liabilities:
Accounts payable	$9,425	$6,973
Accrued compensation	17,065	17,365
Other current liabilities	6,246	5,573

Total current liabilities	32,736	29,911

Long-term debt	4,435	4,725
Other liabilities	11,840	13,460
Shareholders’ equity	78,624	78,819

Total Liabilities and Shareholders’ Equity	$127,635	$126,915

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Year Ended
	Dec. 31,	Dec. 31,
	2017	2016
Net income (loss)	$806	$(34,638)
Depreciation and amortization expense	1,578	1,647
Equity-based compensation expense	1,059	1,626
Goodwill impairment charge	—	37,329
Other operating items	5,787	(3,529)

Net cash provided by operating activities	9,230	2,435
Net cash used in investing activities	(3,186)	(2,593)
Net cash used in financing activities	(5,490)	(877)
Effect of exchange rates on cash and cash equivalents	1,209	(359)

Net increase (decrease) in cash and cash equivalents	1,763	(1,394)
Cash and cash equivalents at beginning of period	9,407	10,801

Cash and cash equivalents at end of period	$11,170	$9,407

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Year Ended
	Dec. 31,		Dec. 31,		Dec. 31,		Dec. 31,
	2017		2016		2017		2016
Revenue by Service
IT Solutions	$23,515	32%	$22,595	29%	$91,394	30%	$94,737	29%
IT Staffing	51,129	68%	54,897	71%	209,816	70%	230,156	71%

Total	$74,644	100%	$77,492	100%	$301,210	100%	$324,893	100%

Revenue by Vertical Market
Technology Service Providers	33%		35%		33%		35%
Manufacturing	21%		25%		24%		24%
Healthcare	17%		17%		17%		18%
General Markets	13%		10%		12%		9%
Financial Services	11%		8%		9%		8%
Diversified Industrials	5%		5%		5%		6%

Total	100%		100%		100%		100%

Revenue by Location
North America	$51,524	69%	$59,615	77%	$220,085	73%	$254,264	78%
Europe	23,120	31%	17,877	23%	81,125	27%	70,629	22%

Total	$74,644	100%	$77,492	100%	$301,210	100%	$324,893	100%

Foreign Currency Impact on Revenue

Europe	$1,861		$(412)		$1,407		$(626)

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$818		$834		$3,345		$3,998

Cash at End of Period	$11,170		$9,407

Cash provided by (used) in Oper.	$(2,067)		$(1,735)		$9,230		$2,435

Long-term Debt Balance	$4,435		$4,725

Billable Days in Period	63		63		254		255

— END —

CTG news releases are available on the Web at www.ctg.com.